SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*

                                 AdForce, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   006867 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-(c)

             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 14 Pages
                       Exhibit Index Contained on Page 13

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 006867 10 5                                             13 G                  Page 2 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Venture Partners II, L.P. ("HWVP II")
                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)   [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------------------------------ -------- ------------------------------------------------------------------------

                                     5        SOLE VOTING POWER

             NUMBER OF                        1,170,388 shares, except that HWEP II, the general partner of HWVP II,
              SHARES                          may be deemed to have sole voting power, and John R. Hummer ("Hummer"),
           BENEFICIALLY                       Ann L. Winblad ("Winblad ") and Mark Gorenberg ("Gorenberg"), the
      OWNED BY EACH REPORTING                 members of HWEP II, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED  VOTING  POWER
                                              See response to row 5.
\
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              1,170,388  shares,  except that HWEP II, the general  partner of HWVP II, may be deemed to have sole  dispositive  power,  and Hummer,  Winblad and
                                              Gorenberg,  the members of HWEP II, may be deemed to have shared power to dispose of these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,170,388

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.19%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*

                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 006867 10 5                                             13 G                  Page 3 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Technology Fund II, L.P. ("HWTF II")
                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)   [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------------------------------ -------- ------------------------------------------------------------------------

              NUMBER OF              5        SOLE VOTING POWER
               SHARES
            BENEFICIALLY                      41,450 shares,  except that HWEP II, the general  partner of HWTF II, may
       OWNED BY EACH REPORTING                be deemed to have sole voting power,  and John R. Hummer ("Hummer "), Ann
               PERSON                         L. Winblad ("Winblad ")and Mark Gorenberg  ("Gorenberg"),  the members of
                WITH                          HWEP II, may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED  VOTING  POWER

                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              41,450 shares,  except that HWEP II, the general  partner of HWTF II, may be  deemed  to have sole  dispositive  power,  and  Hummer,  Winblad  and
                                              Gorenberg,  the members of HWEP II, may be deemed to have shared power to dispose of these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       41,450

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.25%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*

                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 006867 10 5                                             13 G                  Page 4 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Technology Fund IIA, L.P. ("HWTF IIA")
                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)   [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------------------------------ -------- ------------------------------------------------------------------------

                   NUMBER OF         5        SOLE VOTING POWER
                    SHARES
                 BENEFICIALLY                 7,314 shares, except that HWEP II, the general partner of HWTF IIA, may
            OWNED BY EACH REPORTING           be deemed to have sole voting power, and John R. Hummer ("Hummer"), Ann
                    PERSON                    L. Winblad ("Winblad ") and Mark Gorenberg ("Gorenberg "), the members of
                     WITH                     HWEP II, may be deemed to have shared power to vote these shares.


                                     -------- ------------------------------------------------------------------------

                                     6        SHARED  VOTING  POWER

                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              7,314 shares,  except that HWEP II, the general  partner of HWTF IIA, may be  deemed  to have sole  dispositive  power,  and  Hummer,  Winblad  and
                                              Gorenberg,  the members of HWEP II, may be deemed to have shared power to dispose of these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED   DISPOSITIVE   POWER

                                              See response to row 7.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       7,314

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.04%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*

                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 006867 10 5                                             13 G                  Page 5 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Equity Partners II, L.L.C. ("HWEP II")
                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)   [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------------------------------ -------- ------------------------------------------------------------------------

            NUMBER OF                5        SOLE VOTING POWER
             SHARES
          BENEFICIALLY
     OWNED BY EACH REPORTING                  1,219,152  shares,  of which  1,170,388  are  directly  owned by HWVP II,
             PERSON                           41,450 shares are directly owned by HWTF II and 7,314 shares are directly
              WITH                            owned by HWTF IIA.  HWEP II, the general  partner of HWVP II, HWTF II and
                                              HWTF IIA, may be deemed to have sole voting  power,  and Hummer,  Winblad and Gorenberg, the members of HWEP II, may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              1,219,152  shares,  of which  1,170,388  are  directly  owned by HWVP II,
                                              41,450 shares are directly owned by HWTF II and 7,314 shares are directly owned by HWTF IIA.  HWEP II, the general  partner of HWVP II, HWTF II and
                                              HWTF  IIA,  may be deemed to have sole  dispositive  power,  and  Hummer,
                                              Winblad  and  Gorenberg,  the  members  of HWEP II, may be deemed to have shared power to dispose these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              0 shares

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,219,152

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.49%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*

                                                                                                    OO

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 006867 10 5                                             13 G                  Page 6 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      John R. Hummer ("Hummer")
                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)   [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------

           NUMBER OF                 5        SOLE VOTING POWER
            SHARES                            0 shares
         BENEFICIALLY
    OWNED BY EACH REPORTING          -------- ------------------------------------------------------------------------
            PERSON
             WITH                    6        SHARED VOTING POWER

                                              1,219,152 shares, of which 1,170,388 are directly owned by HWVP II,
                                              41,450 shares are directly owned by HWTF II and 7,314 shares are directly owned by HWTF IIA. Hummer, a member of HWEP II, may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              1,219,152  shares,  of which  1,170,388  are  directly  owned by HWVP II,
                                              41,450 shares are directly owned by HWTF II and 7,314 shares are directly owned by HWTF IIA.  Hummer,  a member  of HWEP II,  may be deemed to have shared power to vote these shares.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,219,152

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.49%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*

                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 006867 10 5                                             13 G                  Page 7 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Ann L. Winblad ("Winblad")
                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)   [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------

                NUMBER OF            5        SOLE VOTING POWER
                 SHARES
              BENEFICIALLY                    0 shares
         OWNED BY EACH REPORTING
                 PERSON              -------- ------------------------------------------------------------------------
                  WITH
                                     6        SHARED VOTING POWER

                                              1,219,152 shares, of which 1,170,388 are directly owned by HWVP II,
                                              41,450 shares are directly owned by HWTF II and 7,314 shares are directly owned by HWTF IIA. Winblad, a member of HWEP II, may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              1,219,152  shares,  of which  1,170,388  are  directly  owned by HWVP II,
                                              41,450 shares are directly owned by HWTF II and 7,314 shares are directly owned by HWTF IIA.  Winblad,  a member of HWEP II,  may be deemed to have shared power to vote these shares.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,219,152

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.49%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*

                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 006867 10 5                                             13 G                  Page 8 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Mark Gorenberg ("Gorenberg")
                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)   [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------

               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        0 shares
             BENEFICIALLY
        OWNED BY EACH REPORTING      -------- ------------------------------------------------------------------------
                PERSON
                 WITH                6        SHARED VOTING POWER

                                              1,219,152 shares, of which 1,170,388 are directly owned by HWVP II,
                                              41,450 shares are directly owned by HWTF II and 7,314 shares are directly owned by HWTF IIA. Gorenberg, a member of HWEP II, may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              1,219,152  shares,  of which  1,170,388  are  directly  owned by HWVP II,
                                              41,450 shares are directly owned by HWTF II and 7,314 shares are directly owned by HWTF IIA. Gorenberg,  a member of HWEP II, may be deemed to have shared power to vote these shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,219,152

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.49%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*

                                                                                                    IN
----------- ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                     ------------------------
CUSIP NO. 006867 10 5                      13 G             Page 9 of 14 Pages
-----------------------------------                     ------------------------

ITEM 1(A).        NAME OF ISSUER

                  AdForce, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  10101 North De Anza Boulevard, Suite 210
                  Cupertino, California 95014

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Hummer Winblad Partners II, L.P., a Delaware limited partnership ("HWVP II"), Hummer Winblad Technology Fund IIA, a Delaware limited partnership ("HWTF IIA"), Hummer Winblad Technology Fund, L.P., a Delaware limited partnership ("HWTF II"), Hummer Winblad Equity Partners II, L.P., a Delaware limited liability company ("HWEP II"), John R. Hummer ("Hummer"), Ann L. Winblad ("Winblad") and Mark Gorenberg ("Gorenberg"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  HWEP II is the general partner of HWVP II, HWTF II and HWTF IIA, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by HWVP II and HWTF II. Hummer, Winblad and Gorenberg are members of HWEP II and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by HWVP II, HWTF II and HWTF IIA.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Hummer Winblad Venture Partners
                  2 South Park, 2nd Floor
                  San Francisco, California  94107

ITEM 2(C)         CITIZENSHIP

                  HWVP  II,   HWTF  II  and  HWTF  IIA  are   Delaware   limited
                  partnerships. HWEP II is a Delaware limited liability company. Hummer, Winblad and Gorenberg are United States citizens.

ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 006867 10 5

ITEM 3.           Not Applicable

-----------------------------------                     ------------------------
CUSIP NO. 006867 10 5                      13 G             Page 10 of 14 Pages
-----------------------------------                     ------------------------

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                      (a) Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                      (b) Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                      (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting Person.

                           (ii)  Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting Person.

                           (iii) Sole   power  to   dispose  or  to  direct  the
                                 disposition of:

                                 See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                 See Row 8 of cover page for each Reporting Person.

-----------------------------------                     ------------------------
CUSIP NO. 006867 10 5                      13 G           Page 11 of 14 Pages
-----------------------------------                     ------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                                    Under certain circumstances set forth in the
                  limited partnership agreements of HWVP II, HWTF II, and HWTF IIA and the limited liability company agreement of HWEP II, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

-----------------------------------                     ------------------------
CUSIP NO. 006867 10 5                      13 G             Page 12 of 14 Pages
-----------------------------------                     ------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2000

                                        /s/ John R. Hummer
                                        ----------------------------------------
                                        John  R.  Hummer,  individually,  and on
                                        behalf of HWVP II, in his  capacity as a
                                        managing  member of HWEP II, the general
                                        partner  of HWVP II,  on  behalf of HWTF
                                        II, in his capacity as a managing member
                                        of HWEP II, the general  partner of HWTF
                                        II,  on  behalf  of  HWTF  IIA,  in  his
                                        capacity as managing  member of HWEP II,
                                        the general  partner of HWTF IIA, and on
                                        behalf of HWEP II in his  capacity  as a
                                        managing member thereof.

                                        /s/ Ann L. Winblad
                                        ----------------------------------------
                                        Ann L. Winblad

                                        /s/ Mark Gorenberg
                                        ----------------------------------------
                                        Mark Gorenberg

-----------------------------------                     ------------------------
CUSIP NO. 006867 10 5                      13 G             Page 13 of 14 Pages
-----------------------------------                     ------------------------



                                  EXHIBIT INDEX

                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
-------                                                     -------------

Exhibit A:  Agreement of Joint Filing                            14

-----------------------------------                     ------------------------
CUSIP NO. 006867 10 5                      13 G             Page 14 of 14 Pages
-----------------------------------                     ------------------------




                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of AdForce, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 2000

                                        /s/ John R. Hummer
                                        ----------------------------------------
                                        John  R.  Hummer,  individually,  and on
                                        behalf of HWVP II, in his  capacity as a
                                        managing  member of HWEP II, the general
                                        partner  of HWVP II,  on  behalf of HWTF
                                        II, in his capacity as a managing member
                                        of HWEP II, the general  partner of HWTF
                                        II,  on  behalf  of  HWTF  IIA,  in  his
                                        capacity as managing  member of HWEP II,
                                        the general  partner of HWTF IIA, and on
                                        behalf of HWEP II in his  capacity  as a
                                        managing member thereof.

                                        /s/ Ann L. Winblad
                                        ----------------------------------------
                                        Ann L. Winblad

                                        /s/ Mark Gorenberg
                                        ----------------------------------------
                                        Mark Gorenberg